Exhibit 10.15

AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into by and between MicroStrategy Incorporated (“MicroStrategy”) and Peng Xiao (“Employee”).

WHEREAS, Employee and MicroStrategy have agreed that Employee’s employment with MicroStrategy and/or with any of its subsidiaries, affiliates or related companies (together, the “Company”) terminated on December 15, 2014 (the “Termination Date”);

WHEREAS, Employee and the Company desire to enter into this Agreement to resolve issues between them including, but not limited to, those relating to Employee’s employment with the Company and the termination of such employment; and

WHEREAS, Employee wishes to receive, and the Company has offered to provide, valuable consideration in exchange for execution by Employee of this Agreement;

NOW THEREFORE, in consideration of the payments and benefits listed below, and provided by the Company, Employee agrees to all of the following:

1. Complete Release by Employee.

(a)	Release. In exchange for the consideration stated below and provided to Employee by the Company, Employee irrevocably and unconditionally releases the Released Parties listed in Subsection 1(b) from any and all claims, promises, offers, debts, causes of action or similar rights of any type or nature that Employee may have as of the date of the execution of this Agreement, including but not limited to those described in Subsection 1(c) and except as provided in Subsection 1(d).

(b)	Released Parties. The “Released Parties” are the Company, all of its current and former parents, subsidiaries, affiliates, related companies, partnerships, or joint ventures (including but not limited to MicroStrategy Services Corporation, Usher Incorporated, and/or MicroStrategy Incorporated), and, with respect to each such entity, its predecessors and successors and all of its past, present, and future parents, agents, directors, officers, managers, supervisors, employees, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this subsection, and their successors.

(c)	Claims Released. The claims released include but are not limited to those which in any way relate to: (a) Employee’s employment with the Company or the termination of Employee’s employment, such as claims for compensation, sales incentive compensation, special payments, sign on bonuses, retention bonuses or any other cash bonuses, commissions, stock grants, option grants, lost wages, meal and rest period payments or premiums, unused accrued vacation or sick pay, relocation benefits; (b) the design or administration of any employee benefit plan or Employee’s entitlement to benefits under any such plan; (c) any rights Employee may have to severance or similar income replacement benefits under any plan of the

Company; (d) any rights Employee may have to the continued receipt of health or life insurance-type benefits, except for any rights Employee may have to benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); (e) any claims to attorneys’ fees or other indemnities; (f) any claims relating to any outstanding awards under the Company’s Performance Incentive Plan, as amended (the “PIP”) (which Employee agrees shall be cancelled immediately on the date hereof and shall have no further force or effect); and (g) any other claims or demands Employee may have on any basis. The claims released, for example, may have arisen under any of the following statutes or common law doctrines:

(i)	Anti-Discrimination Statutes, such as Title VII of the Civil Rights Act of 1964, § 1981 of the Civil Rights Act of 1866 and Executive Order 11246; the Equal Pay Act; the Americans With Disabilities Act and § 503 and § 504 of the Rehabilitation Act of 1973; the Genetic Information Nondiscrimination Act of 2008; the Virginia Human Rights Act; and any other federal, state or local law or regulation prohibiting retaliation or discrimination on the basis of race, color, national origin, religion, gender, disability, age, marital status, sexual orientation, gender identity, genetic information or any other protected characteristic.

(ii)	Other Federal Statutes, and their state or local counterparts, such as the Worker Adjustment and Retraining Notification Act; the Sarbanes-Oxley Act; and the Employee Retirement Income Security Act of 1974 (“ERISA”).

(iii)	Other Laws, such as state or local laws or regulations restricting an employer’s right to terminate employees, enforcing express or implied employment contracts, requiring an employer to deal with employees fairly or in good faith, relating to salary, commission, compensation, or benefits, or otherwise regulating employment; laws or regulations limiting unfair competition; laws or regulations relating to the private enforcement of state labor codes; and any other federal, state or local laws, whether based on statute, regulation or common law, providing recourse for alleged wrongful discharge, physical or personal injury, emotional distress, fraud, unfair competition, negligent misrepresentation, libel, slander, defamation and similar or related claims.

(iv)	Age Discrimination In Employment Act

1.

Employee also acknowledges and agrees that Employee is waiving and releasing any and all claims or rights Employee may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled as an employee of the Company. Employee further acknowledges that Employee is advised that: (a) Employee should consult with an attorney (at Employee’s own expense) prior to executing this Agreement (Employee understands that whether Employee consults an attorney or not is Employee’s decision); (b) this Agreement does not waive or release any rights or claims Employee may have under the ADEA which may arise after Employee executes this Agreement; and (c) if Employee is age forty (40) or older on the date Employee signs this Agreement (i) Employee has at least twenty-one (21) days in which to consider this Agreement (although Employee may choose to execute this Agreement earlier but not before the conclusion of Employee’s last day of employment); (ii) Employee has seven (7) days following execution of this Agreement to revoke this Agreement (to be effective, any revocation must be actually received in writing by the Company by 12:00 a.m. on the eighth day); and (iii) this Agreement shall not be effective until the revocation period has expired.

2.	However, Employee represents and warrants, and Company agrees, that the revisions made to this Agreement after it was first provided to Employee on November 19, 2014 are not material changes to the Agreement that restart the running of the 21-day period for considering the Agreement. In any event, whether the changes are material or immaterial, Employee and the Company agree that the running of the 21-day period is not restarted.

3.	Employee acknowledges and agrees that Employee was given a copy of this Agreement and has carefully read it and understands it, that Employee has been given the opportunity to consult with the persons identified in Section 15 regarding this Agreement and that Employee has entered into this Agreement voluntarily and with full knowledge of its final and binding effect.

(d)	Claims Not Released. This Agreement does not release: (a) Employee’s claims for reimbursement of business expenses owed to Employee, provided, however, that Employee represents that all expenditures have been submitted in accordance with Company policy prior to the date Employee signs this Agreement; (b) any pending claims for Workers’ Compensation benefits that have been submitted in writing to the Company prior to the Company issuing notice to Employee of Employee’s termination; (c) any claims Employee may now have to vested benefits in any 401(k), pension plan, or other employee benefits plans; and (d) Employee’s right to enforce this Agreement. This Agreement also does not release any other claim or abridge any legal right that as a matter of law cannot be released or abridged by private agreement between the Company and Employee.

(e)	Release Extends to Known and Unknown, Suspected and Unsuspected Claims. This Agreement covers both claims that Employee knows about or suspects as well as those Employee does not know about or does not suspect, and Employee expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown and unsuspected claims.

(f)	No Pursuit of Released Claims. Employee represents that Employee has not filed, submitted or caused to be filed any lawsuit, complaint or charge pertaining in any way to Employee’s employment or encompassing any claim released by this Agreement. Employee promises never to file, prosecute, join, opt-in or participate in a lawsuit (including a collective or class action) or other complaint or charge asserting any claims that are released by this Agreement. This promise, however, shall not limit and does not affect Employee’s right to challenge the validity of this Agreement under the ADEA or Older Workers Benefit Protection Act. Notwithstanding the foregoing, nothing in this Subsection precludes Employee from filing an administrative charge of discrimination or an administrative charge within the jurisdiction of the National Labor Relations Board, or from filing a charge or communicating with any other federal, state or local government office, official or agency. Employee promises never to seek or accept any damages, remedies, or other relief for Employee personally (any right to which Employee hereby waives and promises never to accept) with respect to any claim included in Section 1 of this Agreement, in any proceeding including, but not limited to, any Equal Employment Opportunity Commission (“EEOC”) proceeding.

(g)	Further Representations.

(i)	Employee represents and warrants that Employee’s age, race, color, gender, religion, disability, national origin or any other protected characteristic has not been a factor in any employment decision involving Employee, including the termination of Employee’s employment.

(ii)	Employee represents and warrants that Employee has not been the victim of discrimination, retaliation, or wrongful treatment in connection with Employee’s employment with the Company, or termination thereof.

(iii)	Employee represents and warrants that Employee has the capacity to enter into this Agreement and that Employee is voluntarily and willingly consenting to this Agreement. In addition, Employee represents and warrants that Employee has at no time felt compelled, obligated or pressured in any manner, by any person or entity, to consent to this Agreement.

(iv)	Employee warrants and represents that, as of the date of execution of this Agreement, Employee is not aware of any violations of law by the Company or any of the Released Parties.

(v)

Employee represents and warrants that Employee is not aware of any facts that would establish, tend to establish or in any way support an allegation that any Released Party has engaged in conduct that Employee believes could violate: (1) any provision of federal law relating to fraud (including but not limited to the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and/or any state or local counterpart); (2) any rule or regulation of the Securities and Exchange Commission; (3) the federal False Claims Act and/or any state or local or municipal qui tam counterpart (which prohibit the presentation by the

Company or any affiliate of false claims and statements or the creation of false records or statements in order to obtain payment of federal, state, county or municipal funds, or to avoid refunds of such government funds); and (4) any other federal, state or local law.

(vi)	Employee represents and warrants that under the Family and Medical Leave Act of 1993, as amended, and/or any state or local counterpart (collectively, “FMLA”) that Employee (a) has received all leave required and currently does not, and in the past did not, have any claim for denial of any such leave, and (b) does not claim that the Company violated or denied him rights under the FMLA or retaliated against Employee in any way for exercising rights under the FMLA.

(vii)	Employee represents and warrants that under the federal Fair Labor Standards Act and/or any state or local counterpart (collectively, “FLSA”) that Employee (a) was properly classified as either exempt or nonexempt from overtime (i.e., as either ineligible or eligible to receive overtime), (b) has been fully paid for all hours Employee worked for the Company, and (c) does not claim that the Company violated or denied any wage and hour rights under the FLSA.

(viii)	Employee has been advised and acknowledges that Employee will not receive a bonus or other variable compensation for any past, current or future performance year.

2.	Payments and Benefits. In exchange for the release and other promises made by Employee herein, the Company will provide the following benefits to Employee:

(a)	The Company will pay to Employee the lump sum of One Hundred Fifteen Thousand Dollars ($115,000.00), less applicable taxes and other withholdings. Payment will be made in a lump sum as soon as administratively practicable after Employee executes and returns this Agreement and the revocation period has expired.

(b)	After the termination of Employee’s Group Insurance coverage on December 15, 2014, Employee will be entitled to continue health benefits under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Should Employee elect to continue health benefits coverage through timely submission of a COBRA election form, the Company will cover Employee for the cost of COBRA premiums for a period of 6 months beginning the day after Employee executes and returns this Agreement and the revocation period has expired.

(c)

Notwithstanding certain rights the Company may have pursuant to Sections 4(c) and 4(e) of the Nonstatutory Stock Option Agreement between Employee and the Company, (the “Option Agreement”) the Company will permit Employee to exercise the stock option granted to Employee by the Company on September 5, 2013 under the Company’s 2013 Stock Incentive Plan, as amended (the “Stock Incentive Plan”) and the Option Agreement evidencing such stock option grant (such option, the

“Stock Option”) to the extent that (i) any such exercise is conducted (A) with respect to a maximum of 25,000 shares in the aggregate, (B) after Employee has executed and returned this Agreement and the revocation period has expired and (C) in accordance with the Stock Incentive Plan, Option Agreement, and a duly completed exercise notice provided to Employee by the Company and (ii) Employee represents and warrants to the Company in writing at the time of any such exercise that Employee is not in possession of any “Material Nonpublic Information” concerning the Company (as defined in the “MicroStrategy Incorporated Insider Trading Policy and Guidelines with respect to Certain Transactions in MicroStrategy Securities”).

(d)	The Company will pay the Employee for any vacation leave accrued and not used by Employee as of the Termination Date, as such leave is reflected in the Company’s time-off system or other appropriate system of record.

(e)	The Company will reimburse Employee for legitimate business expenses incurred by Employee but not reimbursed by the Company as of the Termination Date. Employee hereby represents that all such expenses were incurred and submitted to the Company in accordance with Company policy prior to the date Employee signs this Agreement.

The Company will deduct federal and state withholding taxes and other deductions the Company determines it is required by law to make and issue Employee an IRS Form W-2 for these payments.

3. Existing Obligations Continue. Employee agrees to remain bound by any Company agreement relating to confidential information, invention, nonsolicitation, arbitration, or similar matters to which Employee is now subject. The provisions of the MicroStrategy Agreement, signed by Employee on April 2, 1999, are incorporated as if set forth fully herein, but the parties agree that in the event of any conflict between this Agreement and the April 2, 1999 Agreement, the provisions of this Agreement shall apply.

4. Covenant Not to Solicit.

(a)	While employed by the Company and for a one (1) year period after the termination of Employee’s employment, Employee agrees not solicit, induce or attempt to solicit, induce or influence any Company employee with whom Employee has worked or about whom Employee has obtained Confidential Information during the last twelve (12) months of his employment with the Company to leave his or her job with the Company in order to accept employment with another company or entity, and Employee will not assist others to do these things. Employee understands that the fact that an employee contacts him first is not a defense to a claim of violation of this provision.

(b)

While employed by the Company and for a one (1) year period after the termination of Employee’s employment, Employee agrees that he will not, directly or indirectly, solicit or divert, or assist others to solicit or divert business from any of the Company’s Customers. Employee also will not induce or attempt to induce any of the Company’s Customers to cease or refrain from conducting business with the Company, or to conduct the same or similar business with any other person or entity. Employee understands that the fact that any other entity he becomes associated with has an existing business relationship with any such customer is not a defense to a claim of violation of this provision. This does not preclude the solicitation of business that has no relation to and does not compete with the products or services the Company provides to such Customers. “Customer” includes any person or entity (or employee or agent thereof), within the three (3) years before the termination of Employee’s employment (i) with whom Employee dealt or had direct contact; (ii) from whom Employee or an employee under his supervision solicited business or deals, directly or indirectly; or (iii) about whom, even without direct contact, Employee received confidential information.

5. Non-Competition. While Employee is employed by the Company and for twelve (12) months after the termination of Employee’s employment, Employee will not directly or indirectly, for himself or on behalf of any other person or entity, engage or attempt to engage in business that competes with the business of the Company in the United States.

(a)	Employee understands that some entities engaging in the same or similar business as the Company may also have lines of business, parts of their business, or specific jobs that are wholly unrelated to the Company’s business and do not compete with the Company, and Employee understands that the Company does not intend for these restrictions to include such unrelated lines of business, parts of businesses or jobs.

(b)	Employee understands and agrees, however, that if he intends to be employed by, perform services for, or otherwise become associated with (as a principal, partner, officer, director, employee, agent, representative, contractor or consultant or any other individual or representative role) an entity that engages in the same or similar business as the Company, it is presumed that the restrictions contained herein apply. Employee agrees that if he does not believe the restrictions should apply because he will be performing services that he believes are wholly unrelated to the Company’s business and do not compete with the Company, he will alert a Vice President of Human Resources for the Company prior to accepting employment or engagement with such an entity so that the Company may make an assessment as to whether this Agreement would be violated before any potential damage is incurred.

(c)	Employee acknowledges that his experience, skills, education and training are readily transferrable and of such breadth that he can use them to his advantage in many other fields. As such, Employee agrees that the terms of this Agreement will not unreasonably impair his ability to engage in business or employment activities after he leaves the Company.

6. Assignment of Intellectual Property.

(a)

Employee acknowledges and agrees that all intellectual property, including without limitation, all designs, techniques, devices, discoveries, processes, software, writings, inventions, improvements or documentation and all related know how, produced, made, conceived or authored by Employee, solely or jointly with others, in the course of Employee’s employment with the Company together with any intellectual property rights therein, are works made for hire and the property of the Company if such works (i) relate in any manner, at the time the work is conceived or reduced to practice, to the actual or anticipated business, research, or development of the Company; (ii) are suggested by or result from any task assigned to Employee or work performed by Employee for or on behalf of the Company; or (iii) are created or developed with the use of Company equipment, supplies, facilities, information or materials. Employee shall disclose any such intellectual property promptly to the Company and hereby assigns any and all rights in such works to the Company or its assignees.

(b)	To the extent that any such intellectual property may not, by operation of law, be works made for hire, Employee will assign and does hereby assign to the Company the ownership of, and all right, title and interest in, such items, and the Company shall have the right to obtain and hold in its own name, all intellectual property rights, including without limitation, patent, trade secret, copyright and similar protections which may be available in such works throughout the world.

(c)	Employee agrees that all intellectual property made by him, solely or jointly with others, that are based on or contain proprietary information of the Company shall belong to the Company, and Employee hereby assigns any and all rights in such future intellectual property to the Company. For the purposes of this subsection, a work of authorship is based on the proprietary information of the Company if the work derives from or incorporates any such information in principle, structure, expression or design.

(d)	Employee agrees to assign to the Company all rights in any other work of authorship made by Employee if the Company is required to grant those rights to the United States Government or any of its agencies.

(e)	Employee agrees to assist the Company, or its designee or assignee, at the Company’s expense, in every proper way to secure the Company’s rights in such intellectual property and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such works of authorship, and any copyright, patents, mask work rights or other intellectual property rights relating thereto. Employee further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the date hereof.

(f)

In the event the Company is unable due to Employee’s subsequent disability or incapacity or for any other reason whatsoever to secure Employee’s signature to any lawful and necessary document required to apply for, register or execute any patent, copyright or other applications with respect to any such intellectual property, Employee hereby irrevocably appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by him.

(g)	In order to permit the Company to claim rights to which it may be entitled, Employee agrees to disclose to the Company in writing and in confidence (i) all intellectual property as described in paragraph (a) above that Employee made, either solely or jointly with others, during the term of his employment with the Company, and (ii) all patent and copyright applications filed by him during, or within one (1) year after the termination of, his employment, unless such disclosure is prevented by law or a separate agreement. Employee also agrees to submit to a reasonable and confidential review process under which the Company may determine such issues as may arise under this paragraph.

(h)	If in the course of Employee’s employment with the Company, Employee incorporated into a Company product, process or code any invention, original work of authorship, development, improvement, or trade secrets that was made by Employee before his employment with the Company (collectively referred to as “Prior Inventions”), the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or code.

7. Return of Property. Employee represents that Employee personally returned, by close of business on Employee’s Termination Date, all Company property (tangible, intangible, paper or electronic), including but not limited to all keys, credit cards, manuals, computers, PDAs, iPads, equipment and software, records, data, plans, customer lists, computer programs and related documentation or other materials of any nature which are in Employee’s possession or control and any and all copies thereof, except for two Apple laptop computers (Serial/Tag/ID Nos. C02KR0ZSFLCF and C02LK2JUFR1M), one iPhone (Serial/Tag/ID No. 013790002219658), and one iPad (Serial/Tag/ID No. DMPLL0F9FKYH) that Employee may retain; and that Employee has not compromised, corrupted, misappropriated, damaged or inappropriately shared, uploaded, or downloaded Company data.

8. No Disparagement.

(a)	Employee agrees to refrain from making untruthful or disparaging statements in any private or public forum, including but not limited to newspapers, television, radio, or the internet, about any Released Party, Employee’s employment with the Company, or any general matter concerning any Released Party’s reputation, standing in the business community, business practices, or products; provided, however, that nothing in this Agreement will prohibit Employee from (a) complying with any valid subpoena or court order; or (b) initiating or cooperating with any official investigation conducted by a law enforcement agency.

(b)

Employer agrees to take reasonable steps to ensure senior management refrains from making untruthful or disparaging statements in any private or public forum, including but not limited to newspapers, television, radio, or the internet, about

Employee or Employee’s employment with the Company; provided, however, that nothing in this Agreement will prohibit Employer from (a) complying with any law, rule, regulation, valid subpoena or court order; or (b) initiating or cooperating with any official investigation conducted by a law enforcement agency.

9. Agreement to Cooperate With the Company. Employee agrees to assist the Company in any formal or informal legal matters in which Employee is named as a party or has knowledge relevant to the matter. Employee acknowledges and agrees that such assistance may include, but will not be limited to, providing background information regarding any matter on which Employee previously worked, aiding in the drafting of declarations, executing declarations or similar documents, testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings and preparing for the above-described or similar activities. The Company will use reasonable efforts to ensure that any assistance requested will be arranged so that it does not unreasonably interfere with Employee’s other employment or family commitments. Employee understands that Employee will receive no additional pay for Employee’s assistance beyond that provided in this Agreement, and that Employee in rendering such services will not be acting as an employee of the Company.

10. Promise Not to Facilitate Claims Against the Company: Employee promises not to voluntarily encourage, counsel or assist (directly or indirectly) any current or former employee or third party (excluding government law enforcement agencies) in the preparation or prosecution of any civil dispute, difference, grievance, claim, charge or complaint against the Company and/or any Released Party (in such Released Party’s Company capacity) unless compelled to do so by valid legal process. Nothing in this provision is intended to prevent or prohibit Employee from assisting another individual in filing a charge with the EEOC or in participating in an EEOC investigation or proceeding. In the event Employee receives notice that Employee is required to provide testimony or information in any context about the Company and/or any Released Party (related to his/her work for the Company) to any third party (excluding government law enforcement agencies), Employee agrees to inform the Office of the General Counsel of MicroStrategy in writing within 24 hours of receiving such notice. Employee, thereafter, agrees to cooperate with the Company in responding (if necessary) to such legal process. Employee also agrees not to testify or provide any information in any context if the Company has informed Employee of its intent to contest the validity or enforceability of any request, subpoena or court order until such time as the Company has informed Employee in writing that it consents to Employee’s testimony or has fully exhausted its efforts to challenge any request, subpoena or court order requiring Employee’s testimony. If Employee is required to provide testimony in any context about the Company (with the Company’s consent or after the Company completes its challenges), Employee shall testify truthfully at all times. Nothing in this Agreement will prohibit Employee from (a) complying with any valid subpoena or court order, or (b) cooperating with any official government investigation

11. Standard Reference. Consistent with its policies, the Company will only confirm Employee’s dates of employment with the Company, Employee’s job title, and salary in any references it may provide. The parties agree that Employee’s last day of employment with the Company was December 15, 2014.

12. No Liability Admitted. Employee understands and agrees that this Agreement and the payments and benefits described in this Agreement do not constitute an admission by the Company or any Released Party, or any of their present or former officers, directors, members, employees, consultants, representatives, independent contractors or related entities, of any liability to Employee or wrongdoing whatsoever and that this Agreement is not admissible as evidence in any proceeding other than for enforcement of its provisions.

13. Tax Consequences. Employee understands that Employee is obligated to pay any taxes, interest or penalties which may be due should a final tax determination be rendered that any portion of the benefits and/or payments herein is taxable to Employee (or accorded different tax treatment) under any applicable provision of federal, state or local law. Employee acknowledges that neither the Company nor any of its attorneys or representatives has made any promise, representation or warranty, express or implied, regarding the tax consequences of any consideration paid pursuant to this Agreement. Employee agrees that the Company is to withhold all taxes it determines it is legally required to withhold. Employee further agrees not to make any claim against the Company or any other person based on how the Company reports amounts paid under this Agreement to tax authorities or if an adverse determination is made as to the tax treatment of any amounts payable under this Agreement.

14. No Other Inducements. Employee acknowledges that no promise or agreement not expressed in this Agreement has been made to Employee.

15. Confidentiality of Agreement. Employee agrees to keep the fact and terms of this Agreement and all benefits and payments confidential, and Employee will not publicize them or communicate them in any newspaper, electronic media or other public or private forum, or in any manner whatsoever, except the terms may be disclosed to Employee’s lawyers, accountants and immediate family or as required by law or by subpoena. Employee will, however, caution his/her lawyers, accountants and immediate family against any public or private disclosure of the above information.

16. Enforcement.

(a)	General Consequences: If Employee breaks any of Employee’s promises in this Agreement, for example, by bringing a lawsuit based on claims that Employee has released, by making a false representation in this Agreement, or by a past or future breach of any portion of the MicroStrategy Agreement, other than a breach of the covenant set forth in Section 16(b), Employee (i) shall forfeit all right to future benefits under this Agreement; (ii) must repay all benefits previously received, pursuant to this Agreement, upon the Company’s demand; and (iii) must pay reasonable attorneys’ fees and all other costs incurred as a result of Employee’s breach or false representation, such as the cost of defending any suit brought with respect to a released claim by Employee. However, ten percent (10%) of the cash severance set forth in Section 2(a) will be exempt from this repayment provision and will constitute consideration for the release of claims set forth in Section 1 and for Employee’s other promises in this Agreement.

(b)

In addition to the obligations set forth in Section 16(a), and notwithstanding anything to the contrary herein or in any other agreement between Employee and the Company, Employee (i) covenants not to challenge the validity or enforceability of this Agreement or any provision herein and (ii) agrees that if Employee breaches such covenant Employee shall immediately (A) forfeit and pay to the Company an amount in cash equal to the Total Proceeds (as defined below) from the sale of any and all shares that resulted from exercise of the Stock Option and (B) to the extent there are any shares that resulted from exercise of the Stock Option which have not been sold, forfeit and tender all such shares to the Company. For purposes of this Agreement, “Total Proceeds” means, in the case of shares that resulted from a net exercise of the Stock Option and that were sold, the total proceeds from the sale of those shares, and in all other cases, the difference between the exercise price and the fair market value at the time of sale of the applicable shares, but in all cases net of brokerage costs and applicable taxes. In addition, any value received in connection with any derivative transaction relating to any such shares shall also be deemed Total Proceeds for purposes of this Agreement; provided, however, that for the sake of clarity, it is understood that the amount of any gains derived from the reinvestment of any proceeds obtained in connection with the sale of shares shall not be deemed to constitute Total Proceeds for purposes of this Agreement.

(c)	The provisions of Subsection 16(a) and 16(b) shall not be applicable to challenges to the validity of this Agreement under the ADEA or Older Workers Benefit Protection Act.

17. Binding Nature of Agreement. This Agreement shall be binding on Employee’s heirs, legal representatives, administrators, executors, and assigns, and shall inure to the benefit of the Released Parties and their heirs, legal representatives, administrators, executors, and assigns.

18. No Assignment. Employee’s rights, duties or obligations under this Agreement may not be assigned, delegated or transferred.

19. Interpretation. This Agreement will be construed as a whole according to its fair meaning, and not strictly for or against any of the parties. Unless the context indicates otherwise, the term “or” will be deemed to include the term “and” and the singular or plural number will be deemed to include the other. Section headings used in this Agreement are intended solely for convenience of reference and will not be used in the interpretation of any of this Agreement.

20. Dispute Resolution. Any dispute arising between the parties, including but not limited to those concerning the formation, validity, interpretation, effect, or alleged violations of this Agreement, the arbitrability of any dispute, any federal, state or local statutory claim (including discrimination or retaliation statutes), contract claims, tort claims, and claims of any other sort, must be submitted to arbitration.

Any controversy or claim arising out of or relating to the employment relationship cognizable at law and that could be the subject of legal action, shall be settled by arbitration in accordance with American Arbitration Association (“AAA”) National Rules for the Resolution of Employment Disputes and any applicable state or local laws. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Notwithstanding the above-referenced Rules, any arbitration held under this Section shall be conducted by a single, neutral arbitrator in McLean, Virginia, or, where state or local law requires, in the jurisdiction where the employee provides services to the Company. The parties shall be limited to one deposition per side as part of the arbitration proceedings.

The Company shall pay all of the AAA’s administrative fees (“fees” here means the arbitrator’s honorarium (if applicable), the arbitrator’s expenses and any other costs for the transcription of the hearing, or of depositions to perpetuate the testimony of unavailable witnesses). The arbitrator shall issue a written award listing the issues submitted by the parties, together with a succinct explanation of the manner in which the arbitrator resolved or decided issues.

The arbitrator’s decision will be subject to limited judicial review under circumstances allowed by law. Employee understands that by entering into this agreement, Employee is waiving his/her right to a jury trial. To the extent that any provision of this Section violates or is otherwise inconsistent with state or local law, this Section shall be modified to the extent necessary to comply with state or local law.

21. Law Governing. This Agreement shall be governed by and construed under the laws of the Commonwealth of Virginia; provided, however, that the dispute resolution process referenced in Section 20 shall be governed by the Federal Arbitration Act unless it is found by a decisionmaker of competent jurisdiction not to be governed by the Federal Arbitration Act, in which case it will be governed by Virginia law.

22. Entire Agreement and Construction. This Agreement and the MicroStrategy Agreement comprise the entire agreement between the parties regarding the matters contained herein and has been entered into by Employee with a full understanding of its terms. Employee acknowledges that he signed this Agreement without inducement or duress, and that he was represented by counsel when negotiating this Agreement with the Company. The parties hereto agree that this Agreement has been prepared jointly and has been the subject of arm’s length and careful negotiation. Accordingly, the drafting of this Agreement is not to be attributed to either party, and any laws or regulations that provide that the language of a contract will be construed against the drafter will not apply to this Agreement. This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument. This Agreement may not be changed orally, and any written change or amendment must be signed and accepted on behalf of MicroStrategy Incorporated by Douglas K. Thede, or his successor or designee. This Agreement and the MicroStrategy Agreement which constitute this entire agreement, supersede any prior or contemporaneous agreement, arrangement or understanding on their subject matter.

23. Severability. The provisions of this Agreement are severable. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable.

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SIGNATURE PAGES (1 of 2)

INSTRUCTIONS IF YOU ARE AGE FORTY (40) OR OLDER

AS OF THE DATE YOU SIGN THIS AGREEMENT

•	You may not make any changes to this Agreement and you may not sign this Agreement until after your Termination Date.

•	You must (1) sign and date this Agreement where indicated below, and (2) return the original fully executed Agreement so that it is received by Richard Wiedis at MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, VA 22182 within five (5) business days of the date on which you signed it. You may submit the form by facsimile at (703) 714-1288 to meet the deadline, but if you do so, you must also provide the original executed agreement by mail thereafter.

•	Subject to the language of Section 1(c)(iv)(2), you have up to twenty-one (21) days after receiving this Agreement to consider and sign it, although you may waive this time period by signing it sooner (but not until after your Termination Date).

•	You have another seven (7) days after signing this Agreement in which to revoke this Agreement, and this Agreement does not take effect until that seven-day period has ended.

SIGNATURE PAGES (2 of 2)

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN, SUSPECTED AND UNSUSPECTED CLAIMS.

Acknowledged and Agreed:

PENG XIAO

/s/ Peng Xiao	December 16, 2014
Employee’s Signature	Date

FOR MICROSTRATEGY INCORPORATED

/s/ Douglas K. Thede	December 17, 2014
Douglas K. Thede	Date